UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, DC  20549

                          SCHEDULE 13G/A

              UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO.1)*

                      Supreme Industries, Inc.
________________________________________________________________________
                           (Name of Issuer)

                          Common - Class A
________________________________________________________________________
                     (Title of Class of Securities)

                             868607102
________________________________________________________________________
                          (CUSIP Number)

	  		                      May 14, 1999
_________________________________________________________________________
      		(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

	[X] Rule 13d-1(b)
	[ ] Rule 13d-1(c)
	[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).











                       Page 1 of 6 pages

CUSIP No.  868607102          13G/A
________________________________________________________________________
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Massachusetts Mutual Life Insurance Company
         04-1590850
_________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
                                    (A)  _______

                                    (B)  __x____
_________________________________________________________________________
3        SEC USE ONLY

_________________________________________________________________________
4        CITIZENSHIP OF PLACE OF ORGANIZATION

         Commonwealth of Massachusetts
_________________________________________________________________________
                  5        SOLE VOTING POWER
NUMBER OF
   SHARES                129,040 Class A Common
                  ____________________________________________________
BENEFICIALLY      6        SHARED VOTING POWER
   OWNED BY
   EACH                    Not applicable
                  ____________________________________________________
REPORTING         7        SOLE DISPOSITIVE POWER
   PERSON
   WITH                 	129,040 Class A Common
                  ____________________________________________________
                  8        SHARED DISPOSITIVE POWER

                           Not applicable
_________________________________________________________________________
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                        129,040 Class A Common
_________________________________________________________________________
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES *
                       	Not applicable
_________________________________________________________________________
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                              1.3%
_________________________________________________________________________
12       TYPE OF REPORTING PERSON *

          IC  (Insurance Company)
_________________________________________________________________________

                      Page 2 of 6 Pages

CUSIP No.868607102            13G/A
________________________________________________________________________
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MassMutual Corporate Investors
         04-2483041
_________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
                                    (A)  _______

                                    (B)  __x____
_________________________________________________________________________
3        SEC USE ONLY

_________________________________________________________________________
4        CITIZENSHIP OF PLACE OF ORGANIZATION

         Commonwealth of Massachusetts
_________________________________________________________________________
                  5        SOLE VOTING POWER
NUMBER OF
   SHARES               		90,887  Class A Common
                  ____________________________________________________
BENEFICIALLY      6        SHARED VOTING POWER
   OWNED BY
   EACH                    Not applicable
                  ____________________________________________________
REPORTING         7        SOLE DISPOSITIVE POWER
   PERSON
   WITH                 		90,887 Class A Common
                  ____________________________________________________
                  8        SHARED DISPOSITIVE POWER

                           Not applicable
_________________________________________________________________________
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                        90,887 Class A Common
_________________________________________________________________________
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES *
                      Not applicable
_________________________________________________________________________
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      1.0%
_________________________________________________________________________
12       TYPE OF REPORTING PERSON *

         IV (Investment Company)
_________________________________________________________________________

                     				Page 3 of 6 Pages

ITEM 1(a).  Name of Issuer: Supreme Industries, Inc.

ITEM 1(b).  Address of Issuer's Principal Executive Offices:

            65140 US 33 East
          		P.O. Box 237
            Goshen, IN    46526

ITEM 2(a).  Name of Person Filing:

            This statement is filed on behalf of Massachusetts Mutual Life Insurance Company and MassMutual Corporate Investors, which together may be regarded as a group for the purpose of this statement. This statement is signed on behalf of both the aforementioned parties, and therefore it does not include a separate agreement providing for a joint filing.

ITEM 2(b).  Address of Principal Business Office:

            MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
            1295 State Street
            Springfield, Massachusetts  01111

            MASSMUTUAL CORPORATE INVESTORS
            1295 State Street
            Springfield, Massachusetts  01111

ITEM 2(c).  Citizenship

            MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY is organized under the laws of the Commonwealth of Massachusetts

            MASSMUTUAL CORPORATE INVESTORS is
            organized under the laws of the Commonwealth of Massachusetts

ITEM 2(d).  Title of Class of Securities:  Common Stock Class A

ITEM 2(e).  CUSIP NUMBER: 868607102

ITEM 3. This statement is filed pursuant to Rule 13d-1(b) by Massachusetts Mutual Life Insurance Company, an insurance company as defined in Section 3(a)(19), MassMutual Corporate Investors, an investment company registered under Section 8 of the Investment
            Company Act of 1940 which together may be regarded as a group pursuant to Rule
            13d-1(b) (ii) (H).





                            Page 4 of 6 Pages

ITEM 4.     Ownership:

            This statement is filed to report information as of May 14,1999.

            (a)  Amount Beneficially Owned:

            Massachusetts Mutual Life Insurance Company and
            MassMutual Corporate Investors own respectively
            129,040 and 90,887 shares of common stock.

            Total shares of common stock owned directly and indirectly: 219,927

            The filing of this statement shall not be construed as an admission that Massachusetts Mutual Life Insurance Company and MassMutual Corporate Investors are for the purposes of sections 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owners of any common stock of the issuer.

            (b)  Percent of Class:

            Percentage of ownership is calculated as follows:

            219,927 common / 9,819,000 shares outstanding
            =  2.2%

            (c)  Powers:

            Massachusetts Mutual Life Insurance Company and
            MassMutual Corporate Investors each have sole power to vote or dispose of respectively 129,040 and 90,887 shares of common stock.

ITEM 5.     Ownership of Five Percent or Less of a Class:

            If this statement is being filed to report the fact
          		that as of the date hereof the reporting person(s) has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6. Ownership of More Than Five Percent on Behalf of Another Person:

            Not applicable





                        Page 5 of 6 Pages

ITEM 7.     Identification and Classification of the
            Subsidiary Which Acquired the Security Being
            Reported on by the Parent Holding Company:

            Not applicable

ITEM 8. Identification and Classification of Members of the Group:

            Not applicable

ITEM 9.     Notice of Dissolution of the Group:

           	Not applicable

ITEM 10.    Certification:

            By signing below, MASSACHUSETTS MUTUAL LIFE
            INSURANCE COMPANY, MASSMUTUAL CORPORATE
            INVESTORS certify to the best of their
            knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

            After reasonable inquiry and to the best of our knowledge and belief, MASSACHUSETTS MUTUTAL LIFE INSURANCE COMPANY and MASSMUTUAL CORPORATE INVESTORS certify that the information set forth in this statement is true, complete and correct.


            June 7, 1999                      June 7, 1999
           _____________________               _____________________
                 Date                                    Date

            MASSACHUSETTS MUTUAL                MASSMUTUAL CORPORATE
            LIFE INSURANCE COMPANY              INVESTORS

            By: /signature/                     By: /signature/


            Charles McCobb                      Charles McCobb
            Managing Director                   Managing Director






                       				Page 6 of 6 Pages